FOR IMMEDIATE RELEASE

Keith J. Houghton Joins HomeTrust Bank as Chief Credit Officer

ASHEVILLE, NC – March 10, 2014 – HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today that Keith J. Houghton has joined the Bank as Senior Vice President, Chief Credit Officer.

Dana L. Stonestreet, Chairman, President and Chief Executive Officer of the Company and the Bank, commented, “As a growing institution, the strength of our credit administration is absolutely essential to our success.  In Keith, we believe that with his extensive banking background and many years of experience in credit administration and credit risk assessment, we have found the right person to lead us in this critical area.  We are extremely pleased to have Keith join our management team.”

Mr. Houghton has more than 25 years of experience in the banking industry.  For nearly 17 years, he held a variety of senior positions in the credit and lending areas with StellarOne Corporation, a Charlottesville, VA-based bank holding company with approximately $3 billion in assets, and its predecessors, until the sale of StellarOne to another bank in January of this year. The most recent of those positions was Chief Credit Risk Officer, which Mr. Houghton held since 2007.

“I am thrilled to join HomeTrust and am excited by the many opportunities that await it,” said Mr. Houghton.  “I look forward to working with my fellow HomeTrust team members to capitalize on those opportunities,” he added.

Mr. Houghton earned a bachelor’s degree in finance from Babson College, Wellesley, MA.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. With $1.6 billion in assets as of December 31, 2013, the community-oriented financial institution offers traditional financial services within its local communities through its 21 full service offices in Western North Carolina, including the Asheville metropolitan area, the “Piedmont” region of North Carolina, and Greenville, South Carolina.

Forward-Looking Statements

Statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by HomeTrust Bancshares, Inc. with the Securities and Exchange Commission.  HomeTrust Bancshares, Inc. does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
HomeTrust Bancshares, Inc.
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon - Senior Vice President, Chief Financial Officer and Treasurer
828-259-3939